Exhibit 99.1
FOR IMMEDIATE RELEASE
O2Diesel Corporation Announces Second Quarter Earnings
NEWARK, DE, August 17, 2005—O2Diesel Corporation, (AMEX:OTD), a pioneer in the development of a cost-effective, cleaner burning diesel fuel for centrally fueled fleets of all types, reported a net loss of $1.62 million, or ($0.05) per share, for the three months ended June 30, 2005, as disclosed in it’s Form 10-QSB filed with the Securities and Exchange Commission. This compares to a net loss of $1.85 million, or ($0.07) per share, for the same quarter in 2004. At June 30, 2005, the Company had $2.86 million in cash and cash equivalents.
For the six months ended June 30, 2005, the Company reported a net loss of $3.31 million, or ($0.11) per share. This compares to a net loss of $3.61 million, or ($0.12) per share, for the same period in 2004.
Commenting, Alan Rae, O2Diesel Chief Executive Officer said, “ The second quarter saw progress in several areas as we begin the transition from product development to commercial sales of O2Diesel™. The CityHome™ initiative for urban transit fleets commenced with the city of Lincoln, Nebraska in March 2005, and we are in the process of expanding this program to Johnson County, Kansas, Springfield, Illinois and Des Moines, Iowa. We expect the programs in these additional cities to commence within the next several months. In addition, Long Beach Container Terminals, one of the largest operators at the port of Long Beach, California, has progressed from a test phase to commercial use of O2Diesel™.”
More about O2Diesel: The Company and Its Fuel Technology
O2Diesel Corporation (AMEX: OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.
Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.
Company Contact:
Alan Rae
+1 (302) 266-6000
ir@o2diesel.com